Exhibit 16.1

 RBSM  LLP
NEW YORK, NY

             August 10, 2011
Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Enviro Voraxial Technology, Inc. (the "Company") Form 8-K dated August 9, 2011, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP